                                                                      EXHIBIT 21



                                                                             NAME UNDER WHICH
NAME                                   STATE OF INCORPORATION            SUBSIDIARY DOES BUSINESS
----                                   ----------------------            ------------------------
American Health Products Corporation           Texas               American Health Products Corporation

AHPC, Inc.                                    Oklahoma             AHPC, Inc.

PT WRP Buana Multicorpora                    Indonesia             PT WRP Buana Multicorpora